Exhibit 99

Schlumberger Announces Second-Quarter 2019 Results

•	Worldwide revenue of $8.3 billion increased 5% sequentially

•	International revenue of $5.5 billion increased 8% sequentially

•	North America revenue of $2.8 billion increased 2% sequentially

•	Pretax segment operating income of $968 million increased 7% sequentially

•	EPS was $0.35

•	Cash flow from operations and free cash flow were $1.1 billion and $0.5 billion, respectively

•	Quarterly cash dividend of $0.50 per share was approved

Paris, July 19, 2019—Schlumberger Limited (NYSE: SLB) today reported results for the second quarter of 2019.

			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential		Year-on-year
Revenue	$8,269	$7,879	$8,303	5%		0%
Pretax segment operating income	$968	$908	$1,094	7%		-12%
Pretax segment operating margin	11.7%	11.5%	13.2%	17	bps	-148	bps
Net income—GAAP basis	$492	$421	$430	17%		14%
Net income, excluding charges & credits*	$492	$421	$594	17%		-17%
Diluted EPS—GAAP basis	$0.35	$0.30	$0.31	17%		13%
Diluted EPS, excluding charges & credits*	$0.35	$0.30	$0.43	17%		-19%
North America revenue	$2,801	$2,738	$3,139	2%		-11%
International revenue	$5,463	$5,037	$5,065	8%		8%
North America revenue, excluding Cameron	$2,243	$2,178	$2,546	3%		-12%
International revenue, excluding Cameron	$4,761	$4,469	$4,387	7%		9%

*	These are non-GAAP financial measures. See section titled “Charges & Credits” for details.

Schlumberger Chairman and CEO Paal Kibsgaard commented, “Second-quarter revenue of $8.3 billion increased 5% sequentially, driven by our international business that grew 8% and showed continued signs of a broad upturn in E&P investment and activity. International rig counts increased 6% sequentially and 5% year-over-year. In contrast, North America land revenue grew 1% sequentially while North America offshore revenue increased 10%.

“During the first half of 2019, excluding Cameron, international revenue increased 8% year-over-year while North America land revenue declined 12% year-over-year. These results reflect the normalization in global E&P spend that we were anticipating as international investment increases in response to the accelerating decline in the mature production base, and North America land investment decreases due to E&P operator cash flow constraints. Double-digit year-over-year growth during the first half of 2019 was posted in the Mexico & Central America, Latin America North, Sub-Sahara Africa, and Far East Asia & Australia GeoMarkets while high, single-digit growth was seen in the United Kingdom & Continental Europe, Eastern Middle East, and South & East Asia GeoMarkets. Our results, therefore, continue to match our expectations of high, single-digit growth across our international business in 2019.

“During the second quarter, sequential international growth was led by the Europe/CIS/Africa area, where revenue increased sequentially by 11% driven by activity that strengthened beyond the seasonal recovery in the Russia & Central Asia and United Kingdom & Continental Europe GeoMarkets. Sequential international growth was also driven by a 19% improvement in the Far East Asia & Australia GeoMarket and a 12% increase in the Latin America area while revenue in the Middle East region grew 3%.

“In North America land, despite the impact of the spring breakup in Canada, OneStim® activity was higher, which was offset by weak hydraulic fracturing pricing and a general decrease in drilling activity. Offshore North America revenue increased from stronger exploration-led activity driven mainly by WesternGeco® multiclient seismic license sales.

“By business segment, sequential growth in the second quarter was led by a 7% increase in revenue in Reservoir Characterization followed by a 6% increase in Production on higher international activity that exceeded the strength of the seasonal rebounds following winter in the Northern Hemisphere. The higher international activity benefited Wireline, WesternGeco, Well Services, Completions, Schlumberger Production Management (SPM), and Artificial Lift Solutions. Cameron revenue increased 5% sequentially from higher OneSubsea® and Surface Systems activity, primarily in the international markets. Drilling revenue increased 1% sequentially as international growth was partially offset by weakness in activity in North America land.

“From a macro perspective, we expect oil market sentiments to remain balanced. The oil demand forecast for 2019 has been reduced slightly on trade war fears and current global geopolitical tensions, but we do not anticipate a change in the structural demand outlook for the mid-term. On the supply side, we continue to see US shale oil as the only near- to medium-term source of global production growth, albeit at a slowing growth rate, as E&P operators continue to transition from an emphasis on growth to a focus on cash and returns, with consequent restraining effects on investment levels. These effects, combined with the decision by OPEC and Russia to extend production cuts through the first quarter of 2020, are likely to keep oil prices range bound around present levels. Although the markets are well supplied from production added by projects that were sanctioned before 2015, this added supply will begin to fall in 2020 and create risk for the future as the decline rates in many mature production basins become an increasingly significant challenge. In addition, while the number of new projects we expect to receive final investment decision (FID) approval in 2019 is likely to increase again for the fourth consecutive year, their size and number account for supply additions far below the required global annual production replacement rates. We therefore maintain our view that international E&P investment will grow 7% to 8% in 2019, further supported by the increase in international rig count. In contrast, spending in North America land is tracking our expectations of a 10% decline this year.

“The increasing international market investment and a reduction in North America land capex represent a positive market shift for Schlumberger and the welcome return of a very familiar opportunity set. With our unmatched global strength, our modernized execution platform, and our expanded technology portfolio now ready for broad digital implementation, we are well positioned to generate superior earnings growth, margin expansion, and free cash flow in the emerging international upcycle.”

Other Events

Schlumberger announced today that its Board of Directors has appointed Olivier Le Peuch as its Chief Executive Officer, and member of the Schlumberger Board, effective August 1, 2019. Mr. Le Peuch succeeds Paal Kibsgaard, who will retire as Chief Executive Officer effective that same date. Also effective August 1, Mr. Kibsgaard will step down as Chairman of the Board and retire as a member of the Board of Directors. Mr. Kibsgaard will retire after more than 22 years of service to the Company, including eight years as CEO and four years as Chairman. Effective the same date, Mark G. Papa, a current non-independent director, will become non-executive Chairman of the Board. Peter Currie will continue to serve as the Board’s Lead Independent Director.

During the quarter, Schlumberger repurchased 2.5 million shares of its common stock at an average price of $40.12 per share, for a total purchase price of $101 million.

On April 28, 2019, Saudi Arabia’s Industrialization and Energy Services Company (TAQA) announced that Arabian Drilling Company (ADC)—a joint venture between TAQA and Schlumberger—agreed to acquire Schlumberger’s Middle East onshore drilling rigs business in Kuwait, Oman, Iraq, and Pakistan for $415 million. Schlumberger and TAQA formed the ADC joint venture in 1964, with Schlumberger owning 49% while TAQA owns 51%. The transaction is expected to close in the second half of 2019, subject to regulatory approvals and other customary closing conditions.

On May 14, 2019, Schlumberger and Wellbore Integrity Solutions (WIS), an affiliate of Rhône Capital, announced that they had entered into an agreement for WIS to acquire the Schlumberger businesses and associated assets of DRILCO, Thomas Tools, and Fishing & Remedial services. The transaction is valued at approximately $400 million and is expected to close by year-end 2019, subject to regulatory approvals and other customary closing conditions.

On July 17, 2019, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on October 11, 2019 to stockholders of record on September 4, 2019.

Consolidated Revenue by Area

				(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential	Year-on-year
North America	$2,801	$2,738	$3,139	2%	-11%
Latin America	1,115	992	919	12%	21%
Europe/CIS/Africa	1,896	1,707	1,784	11%	6%
Middle East & Asia	2,452	2,338	2,362	5%	4%
Other	5	104	99	n/m	n/m

	$8,269	$7,879	$8,303	5%	0%

North America revenue	$2,801	$2,738	$3,139	2%	-11%
International revenue	$5,463	$5,037	$5,065	8%	8%
North America revenue, excluding Cameron	$2,243	$2,178	$2,546	3%	-12%
International revenue, excluding Cameron	$4,761	$4,469	$4,387	7%	9%

n/m = not meaningful

Second-quarter revenue of $8.3 billion increased 5% sequentially with North America revenue of $2.8 billion increasing 2% while international revenue of $5.5 billion increased 8%.

North America

North America area consolidated revenue of $2.8 billion was 2% higher sequentially despite the impact of the spring breakup in Canada. In North America land, OneStim revenue was up 3% sequentially as improved hydraulic fracturing fleet utilization on increased market demand was partly offset by continued pricing weakness. North America land drilling revenue decreased in line with rig count reductions while Cameron revenue was marginally down sequentially. Offshore North America revenue increased due to higher exploration activity led by WesternGeco multiclient seismic license sales.

International

Consolidated revenue in the Latin America area of $1.1 billion increased 12% sequentially from double-digit revenue growth in the Mexico & Central America GeoMarket due to high offshore exploration–led activity for the IOCs and increased Integrated Drilling Services (IDS) onshore activity. In the Latin America North GeoMarket, revenue was driven by higher SPM activity and increased production, mainly in Ecuador. In the Latin America South GeoMarket, revenue was higher due to increased Cameron revenue, primarily from sales of OneSubsea and Surface Systems equipment.

Europe/CIS/Africa area consolidated revenue of $1.9 billion increased 11% sequentially, driven by activity that strengthened beyond the impact of the seasonal recovery in the Northern Hemisphere, leading to double-digit sequential growth in the Russia & Central Asia and United Kingdom & Continental Europe GeoMarkets. This primarily benefited Wireline, Well Services, Drilling & Measurements, IDS, and M-I SWACO. Revenue increased in the Sub-Sahara Africa GeoMarket—particularly in West Africa, Nigeria, Angola, Gabon, and Equatorial Guinea—as rig counts climbed, well intervention activity increased, and new integrated drilling projects began. Cameron revenue was higher in the area due to increased OneSubsea and Surface Systems equipment sales, mainly in the United Kingdom & Continental Europe, Norway & Denmark, North Africa, and Russia & Central Asia GeoMarkets.

Consolidated revenue in the Middle East & Asia area of $2.5 billion increased 5% sequentially, led by double-digit sequential revenue growth in the Far East Asia & Australia GeoMarket, particularly in China and Australia. This benefited Drilling & Measurements, Well Services, Wireline, Testing Services, and M-I SWACO. Growth was primarily driven by increased drilling activity offshore Australia and Indonesia as well as by the seasonal recovery in China. In Saudi Arabia, stronger Wireline and Completions activity was partially offset by lower revenue from Well Services, IDS, and land seismic acquisition surveys. In the Eastern Middle East GeoMarket, revenue was flat as higher Cameron activity was offset by lower IDS revenue following project completions in Iraq. Revenue in the South & East Asia GeoMarket decreased sequentially as reduced IDS activity in India and lower Cameron activity were partially offset by higher exploration and drilling work in Myanmar, Malaysia, and Thailand. The increased OneSubsea and Surface Systems equipment sales in the Saudi Arabia & Bahrain, Eastern Middle East, and Far East Asia & Australia GeoMarkets also contributed to the area’s growth.

Reservoir Characterization

						(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential		Year-on-year
Revenue	$1,649	$1,543	$1,640	7%		1%
Pretax operating income	$326	$293	$350	11%		-7%
Pretax operating margin	19.8%	19.0%	21.3%	81	bps	-153	bps

Reservoir Characterization revenue of $1.6 billion, of which 80% came from the international markets, increased 7% sequentially due to higher activity beyond the seasonal rebounds from winter in the Northern Hemisphere. Growth was driven by higher offshore exploration activity benefiting Wireline and Testing Services in the United Kingdom & Continental Europe, Russia & Central Asia, Saudi Arabia & Bahrain, and Far East Asia & Australia GeoMarkets. The increase in Reservoir Characterization revenue was also driven by higher WesternGeco multiclient seismic license sales in the Mexico Bay of Campeche and the US Gulf of Mexico. Software Integrated Solutions (SIS) revenue was also higher in the Russia & Central Asia and the South & East Asia GeoMarkets.

Reservoir Characterization pretax operating margin of 20% was 81 basis points (bps) higher sequentially due to the seasonal recovery in higher-margin Wireline activity and stronger WesternGeco multiclient seismic license sales.

Reservoir Characterization performance was supported by multiple software as a service (SaaS) contracts for the DELFI* cognitive E&P environment and the expansion of this environment into other domains. This included contracts for the DrillPlan* coherent well construction planning solution and the introduction of the GAIA* digital subsurface platform, which enables exploration teams to rapidly discover and access basin-scale data and manage their exploration opportunities in the DELFI environment.

In Malaysia, SIS was awarded a SaaS contract by Hibiscus Petroleum for use of the DELFI cognitive E&P environment.

In Pennsylvania, Huntley & Huntley Energy Exploration, LLC awarded Schlumberger a contract for the provision of the DrillPlan solution. Several DrillPlan solution workflows will be integrated into the customer’s standard planning processes to improve engineering quality and collaboration with third-party service providers.

Offshore Angola, Wireline used formation-testing-while-tripping (FTWT) technology in an exploration well for Eni and reduced operating costs by $10 million. This is the result of decreasing rig time more than two weeks compared with standard drillstem testing (DST) operations. Combined with the InSitu Fluid Analyzer* real-time downhole fluid analysis system and Saturn* 3D radial probe, FTWT technology helped confirm the presence of oil and estimate the reservoir’s productivity index. The customer was able to confirm the reservoir’s potential and book additional oil reserves.

Qatar Petroleum awarded Schlumberger a five-year contract for the provision of well testing, DST, and downhole data acquisition using MUZIC* wireless telemetry technology.

Apache Egypt awarded Schlumberger a two-year contract with an optional two-year extension for the provision of formation evaluation services in 11 exploration wells in Western Egypt.

In Brazil, Petrobras signed a two-and-half-year contract with WesternGeco to reimage towed marine streamer and ocean bottom seismic data collected in the Santos, Campos, and Espirito Santo Basins. Advanced imaging technologies, including full waveform inversion, will be used to derive the high-resolution velocity and anisotrophy models needed to characterize these deepwater basins.

Drilling

						(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential		Year-on-year
Revenue	$2,421	$2,387	$2,234	1%		8%
Pretax operating income	$300	$307	$289	-2%		4%
Pretax operating margin	12.4%	12.9%	12.9%	-45	bps	-53	bps

Drilling revenue of $2.4 billion, of which 75% came from the international markets, increased 1% sequentially. Stronger international activity beyond the seasonal rebounds in the Northern Hemisphere was supported by the international rig count increase of 6%, but growth was offset by reduced shale drilling activity in North America land as the US land rig count declined 5%. International growth was driven by higher activity benefiting M-I SWACO and Drilling & Measurements in the United Kingdom & Continental Europe, Russia & Central Asia, Mexico & Central America, and Far East Asia & Australia GeoMarkets. IDS revenue was lower sequentially as higher onshore IDS activity in the Mexico & Central America GeoMarket was more than offset by reduced project activity in India and the completion of a project in Iraq.

Drilling pretax operating margin of 12% declined 45 bps sequentially as margin improvements for Drilling & Measurements and M-I SWACO in the Europe/CIS/Africa area and the Far East Asia & Australia GeoMarket were more than offset by lower margins from IDS projects in the Middle East region.

Drilling performance benefited from contract awards and the deployment of drilling systems and fluids technologies.

Lundin Norway AS awarded Schlumberger a four-year IDS contract valued at $115 million, with an optional four-year extension, covering operations in the Norwegian North Sea. Contract scope includes production and injection wells in the Solveig Field, infill wells at the Edvard Grieg Field, and well construction services for drilling exploration and appraisal wells on the Norwegian Continental Shelf.

QGC Shell Australia awarded Schlumberger a three-year contract for the provision of four drilling rigs for the Surat Basin. Operations began in February 2019.

In the Permian Basin, Drilling & Measurements used PowerDrive Orbit* rotary steerable system for Diamondback Energy, Inc. to increase the rate of penetration (ROP) in a lateral well section by 13% compared with the previous drilling record in the same field. The PowerDrive Orbit system drilled the 13,351-ft lateral in 2.9 days at an average ROP of 189 ft/hr, drilling 5,287 ft in the first 24 hours.

In the Middle East, Schlumberger was awarded a two-year contract for the provision of the RHELIANT* thermally stable, flat-rheology drilling fluid system. The RHELIANT system, which works in a wide range of temperatures, is particularly well adapted to the high-performance, oil-based mud business in certain regions of the Middle East, enabling control of equivalent circulating density and hydraulics as well as improved hole cleaning.

Production

						(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential		Year-on-year
Revenue	$3,077	$2,890	$3,253	6%		-5%
Pretax operating income	$235	$217	$316	8%		-26%
Pretax operating margin	7.6%	7.5%	9.7%	13	bps	-207	bps

Production revenue of $3.1 billion, of which 54% came from the international markets, increased 6% sequentially driven primarily by higher international activity for Well Services in the Russia & Central Asia, Far East Asia & Australia, and United Kingdom & Continental Europe GeoMarkets. Increased artificial lift sales across the international areas, higher intelligent completions activity in Saudi Arabia, and increased SPM project activity mainly in Ecuador, all contributed to the increase in Production revenue. In North America land, despite the impact of the spring breakup in Canada, Production revenue was up 3% sequentially driven by higher cementing activity and improved OneStim hydraulic fracturing fleet utilization on increased market demand. These effects, however, were partially offset by softer hydraulic fracturing pricing.

Production pretax operating margin of 8% was essentially flat sequentially as the improvement in international margin from higher activity was offset by the effects of pricing pressure in North America land.

Production revenue was strengthened by increasing deployment of new fracturing technologies in North America land that improved completions performance and increased wellsite efficiency through automation. In addition, international contract awards and the deployment of innovative artificial lift and completions technologies helped maximize production in horizontal wells and improve recovery in low-productivity zones.

In South Texas, OneStim deployed WellWatcher Stim* stimulation monitoring service and BroadBand Shield* fracture-geometry control service for Freedom Oil & Gas to avoid parent-child well interference effects. Additionally, Kinetix* reservoir-centric stimulation-to-production software was used for the far field diverter design to optimize the completions schedule. Together, these technologies enabled the operator to improve production targets for the completed wells and on future completions.

In North America land, StimCommander Pumps* automated and intelligent rate and pressure control technology has now been used in all major shale plays, totaling more than 29,000 stages and 51,000 pumping hours. Fully automating the pumps makes rate control more efficient, which minimizes equipment failures and reduces downtime on location. One customer has converted all of its Schlumberger fleets to StimCommander Pumps control, with more than 5,000 stages successfully placed, resulting in reduced downtime for maintenance and improved fuel economy.

In Canada, Artificial Lift Solutions introduced HEAL Systems™ technology for Longshore Resources to overcome multiphase slug flow challenges in producing their horizontal wells in the Charlie Lake Field. Three HEAL systems enabled more than 25,000 BOE of incremental production in the first 100 days after installation.

Offshore Thailand, Completions introduced autonomous inflow control devices (AICDs) for KrisEnergy to control water production and increase hydrocarbon recovery in the heavy oil Wassana Field. The AICD design helps reduce the water and gas flow rates while enabling oil to exit the device with a pressure drop similar to a passive ICD. Consequently, low-productivity zones produce more oil than they would with the use of normal screen completions, thereby optimizing oil production.

MODEC Offshore Production Systems (Singapore) Pte. Ltd. awarded Schlumberger a contract for the provision of seawater treatment and produced-water systems for a floating production, storage, and offloading (FPSO) vessel for use in the Area 1 block offshore Mexico.

Cameron

						(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2019	Mar. 31, 2019	Jun. 30, 2018	Sequential		Year-on-year
Revenue	$1,237	$1,174	$1,295	5%		-4%
Pretax operating income	$156	$137	$166	14%		-6%
Pretax operating margin	12.6%	11.6%	12.8%	94	bps	-26	bps

Cameron revenue of $1.2 billion, of which 57% came from international markets, increased 5% sequentially driven by higher international revenue for OneSubsea, Surface Systems, and Drilling Systems while Valves & Measurement declined due to reduced activity in North America. By geography, international revenue grew 24% sequentially while North America revenue was essentially flat.

Cameron pretax operating margin of 13% increased by 94 bps sequentially as improved profitability in OneSubsea and Surface Systems was partially offset by reduced margin in Drilling Systems.

In the second quarter, Cameron won long-term product and service contracts for subsea equipment, valves, and actuators, as well as the provision of subsea compression and managed pressure drilling (MPD) systems.

Chevron U.S.A Inc. (Chevron) awarded OneSubsea a 20-year subsea equipment and services master contract for subsea development projects in the Gulf of Mexico. Combining this master contract with a preapproved catalog of standard subsea equipment will enable Chevron to decrease operating costs in its subsea projects. The provision of a OneSubsea custom catalog of equipment will also include innovative technologies that meet Chevron’s project requirements, including high-temperature or high-pressure projects requiring equipment that can withstand up to 20,000 psi.

Shell Global Solutions awarded Schlumberger a contract for the provision of the OneSubsea wet compression concept to increase gas recovery in the Ormen Lange Field in the Norwegian North Sea. Two subsea compression stations will be installed 120 km from shore at a water depth of 850 m.

In the United States, Stena Drilling purchased a Schlumberger MPD system. The deepwater package solution comprises an integrated riser joint, surface manifolds, a single control system and umbilical, and other associated equipment. Delivery is expected in Q4 2019.

Valves & Measurement was awarded a four-year service contract by one of the largest production sharing agreement companies in Kazakhstan. This flange machining agreement will provide the customer with improved control over processes and costs by keeping multiple services under one vendor.

In Far East Asia, Valves & Measurement worked closely with a major oil and gas company to develop a long-range plan to minimize turnaround risks associated with planned and unplanned shutdowns of an LNG facility. Close collaboration with the customer helped optimize the selection and amount of critical spare equipment needed onsite. This included the provision of ORBIT* rising stem ball valves and LEDEEN* actuators in alignment with the customer’s commercial needs.

Financial Tables

Condensed Consolidated Statement of Income

		(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30,	2019	2018	2019	2018
Revenue	$8,269	$8,303	$16,149	$16,131
Interest and other income	25	40	39	82
Expenses
Cost of revenue	7,252	7,179	14,209	13,980
Research & engineering	179	175	351	347
General & administrative	114	114	225	225
Impairments & other (1)	—	184	—	184
Interest	156	144	302	287

Income before taxes	$593	$547	$1,101	$1,190
Tax expense (1)	99	106	178	219

Net income (1)	$494	$441	$923	$971
Net income attributable to noncontrolling interests	2	11	10	16

Net income attributable to Schlumberger (1)	$492	$430	$913	$955

Diluted earnings per share of Schlumberger (1)	$0.35	$0.31	$0.65	$0.69

Average shares outstanding	1,384	1,384	1,385	1,385
Average shares outstanding assuming dilution	1,395	1,392	1,396	1,393

Depreciation & amortization included in expenses (2)	$938	$876	$1,841	$1,750

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and SPM investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Jun. 30,	Dec. 31,
Assets	2019	2018
Current Assets
Cash and short-term investments	$2,348	$2,777
Receivables	8,471	7,881
Other current assets	5,514	5,073

	16,333	15,731
Fixed assets	11,359	11,679
Multiclient seismic data	577	601
Goodwill	24,950	24,931
Intangible assets	8,485	8,727
Other assets	8,887	8,838

	$70,591	$70,507

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,851	$10,223
Estimated liability for taxes on income	1,123	1,155
Short-term borrowings and current portion of long-term debt	98	1,407
Dividends payable	701	701

	11,773	13,486
Long-term debt	16,978	14,644
Deferred taxes	1,330	1,441
Postretirement benefits	1,119	1,153
Other liabilities	3,118	3,197

	34,318	33,921
Equity	36,273	36,586

	$70,591	$70,507

Liquidity

			(Stated in millions)
Components of Liquidity	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Jun. 30, 2018
Cash and short-term investments	$2,348	$2,155	$2,777	$3,049
Short-term borrowings and current portion of long-term debt	(98)	(99)	(1,407)	(3,736)
Long-term debt	(16,978)	(16,449)	(14,644)	(13,865)

Net Debt (1)	$(14,728)	$(14,393)	$(13,274)	$(14,552)

Details of changes in liquidity follow:
Periods Ended June 30,		Six Months 2019	Second Quarter 2019	Six Months 2018
Net income before noncontrolling interests		$923	$494	$971
Impairment and other charges, net of tax before noncontrolling interests		—	—	164

		$923	$494	$1,135
Depreciation and amortization (2)		1,841	938	1,750
Stock-based compensation expense		194	86	176
Change in working capital		(1,460)	(412)	(1,338)
Other		(64)	2	(168)

Cash flow from operations (3)		$1,434	$1,108	$1,555

Capital expenditures		(817)	(404)	(974)
SPM investments		(332)	(181)	(434)
Multiclient seismic data capitalized		(109)	(64)	(47)

Free cash flow (4)		176	459	100

Dividends paid		(1,385)	(693)	(1,385)
Stock repurchase program		(199)	(101)	(200)
Proceeds from employee stock plans		106	—	133
Business acquisitions and investments, net of cash acquired plus debt assumed		(17)	(12)	(47)
Other		(135)	12	(43)

Increase in Net Debt		(1,454)	(335)	(1,442)
Net Debt, beginning of period		(13,274)	(14,393)	(13,110)

Net Debt, end of period		$(14,728)	$(14,728)	$(14,552)

(1)

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and SPM investments.
(3)	Includes severance payments of $71 million and $23 million during the six months and second quarter ended June 30, 2019, respectively, and $160 million during the six months ended June 30, 2018.
(4)

“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments, and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this second-quarter 2019 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income, excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)
	Second Quarter 2018
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$547	$106	$11	$430	$0.31
Workforce reductions	184	20	—	164	0.12

Schlumberger net income, excluding charges & credits	$731	$126	$11	$594	$0.43

	Six Months 2018
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net income (GAAP basis)	$1,190	$219	$16	$955	$0.69
Workforce reductions	184	20	—	164	0.12

Schlumberger net income, excluding charges & credits	$1,374	$239	$16	$1,119	$0.80

*	Does not add due to rounding.

There were no charges or credits recorded during the first six months of 2019.

Segments

(Stated in millions)
	Three Months Ended
	Jun. 30, 2019		Mar. 31, 2019		Jun. 30, 2018
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,649	$326	$1,543	$293	$1,640	$350
Drilling	2,421	300	2,387	307	2,234	289
Production	3,077	235	2,890	217	3,253	316
Cameron	1,237	156	1,174	137	1,295	166
Eliminations & other	(115)	(49)	(115)	(46)	(119)	(27)

Pretax segment operating income		968		908		1,094
Corporate & other		(238)		(273)		(239)
Interest income(1)		9		10		11
Interest expense(1)		(146)		(136)		(135)
Charges & credits		—		—		(184)

	$8,269	$593	$7,879	$509	$8,303	$547

(Stated in millions)
	Six Months Ended
	Jun. 30, 2019		Jun. 30, 2018
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$3,192	$619	$3,199	$656
Drilling	4,808	608	4,360	582
Production	5,967	453	6,209	533
Cameron	2,412	292	2,605	332
Eliminations & other	(230)	(96)	(242)	(35)

Pretax segment operating income		1,876		2,068
Corporate & other		(511)		(464)
Interest income(1)		18		36
Interest expense(1)		(282)		(266)
Charges & credits		—		(184)

	$16,149	$1,101	$16,131	$1,190

(1)	Excludes interest included in the segment results.

Supplemental Information

1)	What is the capex guidance for the full year 2019?

Capex (excluding multiclient and SPM investments) for the full year 2019 is expected to be approximately $1.5 to $1.7 billion, compared to $2.2 billion that was spent in 2018.

2)	What were the cash flow from operations and free cash flow for the second quarter of 2019?

Cash flow from operations for the second quarter of 2019 was $1.1 billion. Free cash flow for the second quarter of 2019 was $0.5 billion.

3)	What was included in “Interest and other income” for the second quarter of 2019?

“Interest and other income” for the second quarter of 2019 was $25 million. This amount consisted of earnings of equity method investments of $14 million and interest income of $11 million.

4)	How did interest income and interest expense change during the second quarter of 2019?

Interest income of $11 million for the second quarter of 2019 was $1 million lower sequentially. Interest expense of $156 million increased $9 million sequentially.

5)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the second quarter of 2019?

The ETR for the second quarter of 2019 was 16.7% as compared to 15.5% for the first quarter of 2019.

7)	How many shares of common stock were outstanding as of June 30, 2019 and how did this change from the end of the previous quarter?

There were 1.383 billion shares of common stock outstanding as of June 30, 2019. The following table shows the change in the number of shares outstanding from March 31, 2019 to June 30, 2019.

(Stated in millions)
Shares outstanding at March 31, 2019	1,385
Shares issued to optionees, less shares exchanged	—
Vesting of restricted stock	—
Stock repurchase program	(2)

Shares outstanding at June 30, 2019	1,383

8)

What was the weighted average number of shares outstanding during the second quarter of 2019 and first quarter of 2019, and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.384 billion during the second quarter of 2019 and 1.385 billion during the first quarter of 2019.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

		(Stated in millions)
	Second Quarter 2019	First Quarter 2019
Weighted average shares outstanding	1,384	1,385
Assumed exercise of stock options	—	—
Unvested restricted stock	11	12

Average shares outstanding, assuming dilution	1,395	1,397

9)	What are Schlumberger Production Management (SPM) projects and how does Schlumberger recognize revenue from these projects?

SPM projects are focused on developing and comanaging production on behalf of Schlumberger customers under long-term agreements. Schlumberger will invest its own services, products, and in some cases, cash, into the field development activities and operations. Although in certain arrangements, Schlumberger recognizes revenue and is paid for a portion of the services or products it provides, generally Schlumberger will not be paid at the time of providing its services or upon delivery of its products. Instead, Schlumberger recognizes revenue and is compensated based upon cash flow generated or on a fee-per-barrel basis. This may include certain arrangements whereby Schlumberger is only compensated based upon incremental production it helps deliver above a mutually agreed baseline.

10)	How are Schlumberger products and services that are invested in SPM projects accounted for?

Revenue and the related costs are recorded within the respective Schlumberger segment for services and products that each segment provides to Schlumberger’s SPM projects. This revenue (which is based on arms-length pricing) and the related profit is then eliminated through an intercompany adjustment that is included within the “Eliminations & other” line (Note that the “Eliminations & other” line includes other items in addition to the SPM eliminations). The direct cost associated with providing Schlumberger services or products to SPM projects is then capitalized on the balance sheet.

These capitalized investments, which may be in the form of cash as well as the previously mentioned direct costs, are expensed in the income statement as the related production is achieved and associated revenue is recognized. This amortization expense is based on the units of production method, whereby each unit is assigned a pro-rata portion of the unamortized costs based on total estimated production.

SPM revenue along with the amortization of the capitalized investments and other operating costs incurred in the period are reflected within the Production segment.

11)	What was the unamortized balance of Schlumberger’s investment in SPM projects at June 30, 2019 and how did it change in terms of investment and amortization when compared to March 31, 2019?

The unamortized balance of Schlumberger’s investments in SPM projects was approximately $4.2 billion at both June 30, 2019 and at March 31, 2019. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in SPM projects was as follows:

(Stated in millions)
Balance at March 31, 2019	$4,192
SPM investments	181
Amortization of SPM investment	(189)
Other	22

Balance at June 30, 2019	$4,206

12)	What was the amount of WesternGeco multiclient sales in the second quarter of 2019?

Multiclient sales, including transfer fees, were $181 million in the second quarter of 2019 and $131 million in the first quarter of 2019.

13)	What was the WesternGeco backlog at the end of the second quarter of 2019?

The WesternGeco backlog, which is based on signed contracts with customers, was $312 million at the end of the second quarter of 2019. It was $228 million at the end of the first quarter of 2019.

14)	What were the orders and backlog for Cameron’s OneSubsea and Drilling Systems businesses?

The OneSubsea and Drilling Systems orders and backlog were as follows:

		(Stated in millions)
Orders	Second Quarter 2019	First Quarter 2019
OneSubsea	$428	$511
Drilling Systems	$196	$232
Backlog (at the end of period)
OneSubsea	$2,170	$2,096
Drilling Systems	$541	$530

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. With product sales and services in more than 120 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has executive offices in Paris, Houston, London, and The Hague, and reported revenues of $32.82 billion in 2018. For more information, visit www.slb.com.

*	Mark of Schlumberger or Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, July 19, 2019. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call, an audio replay will be available until August 19, 2019 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 468337. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until August 19, 2019.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This second-quarter 2019 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; our effective tax rate; Schlumberger’s SPM projects, joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in this second-quarter 2019 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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